Exhibit 99.1

Tuesday, March 26, 2013

Advant-e Corporation Announces Financial Results for 2012

Company Reports Record Revenue and Net Income; Revenue Increased 5%

and Net Income Increased 17% Compared to 2011

Beavercreek, Ohio, March 26, 2013 — Advant-e Corporation (OTCQB: ADVC) today announced financial and operating results for the year ending December 31, 2012. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc.

The Company reported revenue in 2012 of $10,106,048 compared to revenue of $9,588,535 in 2011, and reported net income for 2012 of $2,000,842, or $.030 per share, compared to $1,711,380, or $.026 per share, in 2011.

Consolidated revenue set a record, and increased by 5% over 2011. Revenue for Edict Systems, which grew for the twelfth consecutive year, increased by 6% primarily from growth in Web EDI services in Grocery/Retail and Automotive, and in EnterpriseEC. Revenue from Merkur Group decreased by 1% as Merkur continues to confront challenges in its targeted markets.

Consolidated net income set a record and increased by 17% over 2011. 2012 was the tenth consecutive year that the Company has reported a net profit. Net income increased from Edict Systems by 14% and from Merkur Group by 29%.

Mr. Jason K. Wadzinski, Chairman and CEO of Advant-e stated, “2012 was a good year for Advant-e Corporation. Although Merkur Group did not show revenue growth, Merkur did increase its contribution to net income. Edict continued to grow in its targeted markets, and contributed significantly to our profitability.”

“Our previously stated goal has been to achieve a minimum 20% pre-tax income. In 2012 and 2011 we reported pre-tax income of 30% and 27%. In 2013 we will be investing significantly in our infrastructure and our services. We expect to reach our 20% goal in 2013, but not to exceed it by as much as we did in the prior two years.”

“In a press release dated December 13, 2012, we stated that we are committed to the previously announced voluntary suspension of our public reporting obligations,” continued Mr. Wadzinski. “Since that time there have been no changes in the determining factors that this action would be in the best interests of the Company and our shareholders.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,709,857	3,459,402
Accounts receivable, net	890,704	784,239
Prepaid software maintenance costs	228,500	190,429
Prepaid expenses and deposits	80,283	107,871
Prepaid income taxes	13,826	1,910
Deferred income taxes	235,954	207,336

Total current assets	4,159,124	4,751,187
Software development costs, net	145,611	262,102
Property and equipment, net	310,026	171,199
Goodwill	1,474,615	1,474,615
Other intangible assets, net	88,082	159,796

Total assets	$6,177,458	6,818,899

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$298,952	112,402
Accrued salaries and other expenses	168,556	205,334
Deferred revenue	892,482	748,828

Total current liabilities	1,359,990	1,066,564
Deferred income taxes	181,800	198,456

Total liabilities	1,541,790	1,265,020

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued; 60,073,640 shares outstanding at December 31, 2012 and 66,722,590 shares outstanding at December 31, 2011	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	4,316,336	3,550,899
Treasury shares, at cost, 6,648,950 shares at December 31, 2012	(1,683,648)	—

Total shareholders’ equity	4,635,668	5,553,879

Total liabilities and shareholders’ equity	$6,177,458	6,818,899

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2012 and 2011

	2012	2011
Revenue	$10,106,048	9,588,535
Cost of revenue	3,960,341	3,778,885

Gross margin	6,145,707	5,809,650
Marketing, general and administrative expenses	3,114,288	3,216,048

Operating income	3,031,419	2,593,602
Other income, net	2,233	2,530

Income before income taxes	3,033,652	2,596,132
Income tax expense	1,032,810	884,752

Net income	$2,000,842	1,711,380

Earnings per share – basic and diluted	$0.030	0.026

Weighted average shares outstanding – basic and diluted	66,287,278	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities:
Net income	$2,000,842	1,711,380
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	114,618	146,036
Amortization of software development costs	116,491	87,366
Amortization of other intangible assets	71,714	84,712
Loss on disposal of assets	195	1,003
Deferred income taxes	(45,274)	(99,718)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(106,465)	(41,219)
Prepaid software maintenance costs	(38,071)	(16,416)
Prepaid expenses and deposits	27,588	(8,637)
Prepaid income taxes	(11,916)	(1,910)
Accounts payable	45,979	32,416
Income taxes payable	—	(33,619)
Accrued salaries and other expenses	(36,778)	25,023
Deferred revenue	143,654	75,018

Net cash flows from operating activities	2,282,577	1,961,435

Cash flows from investing activities:
Purchases of property and equipment	(113,069)	(90,117)
Software development costs	—	(40,636)

Net cash flows from investing activities	(113,069)	(130,753)

Cash flows from financing activities:
Purchase of treasury shares	(1,683,648)	—
Dividends paid	(1,235,405)	(1,334,452)

Net cash flows from financing activities	(2,919,053)	(1,334,452)

Net increase (decrease) in cash and cash equivalents	(749,545)	496,230
Cash and cash equivalents, beginning of year	3,459,402	2,963,172

Cash and cash equivalents, end of year	$2,709,857	3,459,402

Supplemental disclosures of cash flow items:
Income taxes paid	$1,090,000	1,020,000
Non-cash item: Purchases of property and equipment on account	$140,571	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.